UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 4, 2018

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

4424 West Sam Houston Parkway North Houston, Texas		77041
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On April 4, 2018, McDermott Escrow 1, Inc. and McDermott Escrow 2, Inc. (together, the “Escrow Issuers”) agreed to sell $1,300,000,000 in aggregate principal amount of 10.625% senior unsecured notes due 2024 (the “notes”) pursuant to the terms of that certain purchase agreement (the “Purchase Agreement”) dated April 4, 2018, by and among McDermott International, Inc. (“McDermott”), the Escrow Issuers, McDermott Technology (Americas), Inc. (“McDermott Technology (Americas)”) and McDermott Technology (US), Inc. (together with McDermott Technology (Americas), the “Post-Merger Co-Issuers”) and Barclays Capital Inc., as the representative of the several initial purchasers named on Schedule A thereto (collectively, the “Initial Purchasers”). The notes have been offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes are scheduled to mature on May 1, 2024.

The proceeds of the offering will be deposited into a segregated escrow account until the date on which certain escrow conditions are satisfied and the escrow proceeds are released (the “Escrow Conditions”). Concurrent with the satisfaction of the Escrow Conditions, the Escrow Issuers will merge with and into the Post-Merger Co-Issuers, with each Post-Merger Co-Issuer being a surviving entity that will assume, by operation of law, the obligations of the applicable Escrow Issuer under the notes and the indenture governing the notes.

Upon the consummation of the business combination (the “Combination”) between McDermott and Chicago Bridge & Iron Company N.V. (“CB&I”), the notes will be jointly and severally guaranteed on a senior unsecured basis by McDermott, each of McDermott’s and CB&I’s material restricted subsidiaries (other than the Post-Merger Co-Issuers) that guarantees indebtedness of either Post-Merger Co-Issuer or any guarantor under the new credit agreement to be entered into in connection with the Combination.

Upon satisfaction of the Escrow Conditions, the Post-Merger Co-Issuers intend to use the net proceeds from the offering of the notes to pay a portion of the purchase price for the pending acquisition of the technology operations of CB&I in connection with the Combination.

The notes will be subject to a special mandatory redemption if the Escrow Conditions are not satisfied or the issuers of the notes determine in their discretion that the Escrow Conditions are incapable of being satisfied on or prior to June 29, 2018.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Escrow Issuers, the Post-Merger Co-Issuers and McDermott, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and customary conditions to closing, obligations of the parties and termination provisions.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with McDermott or its affiliates. The Initial Purchasers have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On April 4, 2018, McDermott issued a press release announcing the pricing of the notes. A copy of that press release is filed as Exhibit 99.1 to this Report, which is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

Index to Exhibits

(d)	Exhibits.

1.1	Purchase Agreement, dated April 4, 2018, among McDermott International, Inc., the Escrow Issuers, the Post-Merger Co-Issuers and Barclays Capital Inc., as representative of the Initial Purchasers named therein.

99.1	Press Release, dated April 4, 2018, announcing the pricing of the notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ STUART A. SPENCE
Stuart A. Spence
Executive Vice President and Chief Financial Officer

Date: April 4, 2018